SECURITIES AND EXCHANGE COMMISSION

                                                WASHINGTON, D.C. 20549

                                                     SCHEDULE 13G

                                      Under the Securities Exchange Act of 1934

                                                    Telesoft Corp.
                   ------------------------------------------------------------

                                                   (Name of Issuer)

                                                     Common Stock
                   ------------------------------------------------------------

                                            (Title of Class of Securities)

                                                          o
                   ------------------------------------------------------------

                                                    (CUSIP NUMBER)

                                                  RT Partners, L.P.
                                             375 Park Avenue, Suite 1404
                                                  New York, NY 10152

                            (Name, Address and Telephone Number of Person
                          Authorized to Receive Notices and Communications)

                                                  - with copies to -


                                       Michael G. Tannenbaum, Esq.
                              Newman Tannenbaum Helpern Syracuse & Hirschtritt
                                       900 Third Avenue - 13th Floor
                                         New York, New York 10022
                                             (212) 508-6700

                  Filed on June 15, 1998 For the Purpose of Converting From 13D to 13G filing status

                                                     June 5, 1998
                                            (Date of event which requires
                                              filing of this statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                  |_|  Rule 13d-1-(b)

                  |X| Rule 13d-1-(c)

                  |_|  Rule 13d-1-(d)

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act.

                                                 Page 1 of 6 Pages

CUSIP No. o

1.Names of Reporting Persons I.R.S. Identification Nos. of Above Persons
  (entities only)

RT Partners, L.P.  I.R.S. Identification Number:  13-3965697


2.Check the Appropriate Box if a Member of a Group (See Instructions)

a.

b.

         3.       SEC Use Only

         4.       Citizenship or Place of Organization:  Delaware, USA

         Number of Shares                   5.  Sole Voting Power 238,550 Shares
                                                                  --------------

      Beneficially
              Owned by     6.  Shared Voting Power           0
              Each
              Reporting    7.  Sole Dispositive Power 238,550 Shares
              Person
              With                          8.  Shared Dispositive Power     0

9.  Aggregate Amount Beneficially Owned by Each Reporting Person 238,550 Shares

10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares
                  (See Instructions)

11. Percent of Class Represented by Amount in Row 9 6.3% of Common Stock

12.      Type of Reporting Person (See Instructions)  00


                                                 Page 2 of 6 Pages

CUSIP No. o

Item 1(a)         Name of Issuer:

Telesoft Corp.

Item 1(b)         Address of Issuer:

343 North Central Avenue, Suite 1800
Phoenix, AZ  85012

Item 2(a)         Name of Person Filing:

RT Partners, L.P.

Item 2(b)         Address of Principal Business Office or, if none, Residence:

The address of the reporting person is:

RT Partners, L.P.
375 Park Avenue, Suite 1404
New York, NY  10152

Item 2(c)         Citizenship:

Delaware, USA

Item 2(d)         Title of Class of Securities:

         Common Stock

Item 2(e)         CUSIP Number:

         o

Item 3 If this statement is filed pursuant to Rules 13d-1(b) or 13d-2(b) or 13d-2(c) promulgated under the Securities Exchange Act of 1934, check whether the filing person is a:


                                                 Page 3 of 6 Pages

CUSIP No. o


 a.  |_|      Broker or dealer registered under Section 15 of the Act,
 b.  |_|      Bank as defined in Section 3(a)(6) of the Act,
 c.  |_|      Insurance Company as defined in Section 3(a)(19) of the Act,
 d.  |_|      Investment Company registered under Section 8 of the Investment
              Company Act,
 e.  |_|      Investment Adviser in accordance with Rule 13d-1(b)(1)(ii)(E),
 f.  |_|      Employee Benefit Plan, or Endowment Fund in accordance with Rule
                           13d-1(b)(1)(ii)(F),
 g.  |_|      Parent Holding Company or Control Person, in accordance with
              Rule 13d-1(b)(ii)(G); (Note:  see Item 7)
 h.  |_|      A savings association as defined in Section 3(b) of the Federal
              Deposit Insurance Act (12 U.S.C. 1813);
 i.  |_|      A  church  plan  that  is   excluded   from  the
              definition  of an  investment  company  under section
              3(c)(14) of the Investment Company Act of 1940;
 j.  |_|      Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

              If this statement is filed pursuant to ss.240.13d-1(c), check this box |X|.

Item 4   Ownership:

         (a)      Amount Beneficially Owned:

                  As of June 15, 1998, 238,550 Shares were beneficially owned by the filing person.

         (b)      Percent of Class:  6.3%

         (c)      Number of shares as to which such person has:

                  (i)      sole power to vote or to direct the vote:

                           238,550 shares

                  (ii) shared power to vote or direct the vote:

                           0

                  (iii) sole power to dispose or to direct the disposition of:

                           238,550 shares


                                                 Page 4 of 6 Pages

CUSIP No. o


                  (iv) shared power to dispose or direct the disposition of:

                           0

Item 5            Ownership of Five Percent or Less of a Class:
------

                  If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following |_|

Item 6          Ownership of More than Five Percent on Behalf of Another Person
------
                Not applicable

Item 7    Identification and Classification of the Subsidiary which Acquired the
------    Security Being Reported on By the Parent Holding Company:

                  Not applicable

Item 8            Identification and Classification of Members of the Group:
------

                  Not applicable

Item 9            Notice of Dissolution of Group:
------

                  Not applicable

Item 10           Certification:

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.



                                                 Page 5 of 6 Pages

CUSIP No. o


Signature

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


June 15, 1998
-------------------------------------------------------------------------------
Date


/s/ David Rothschild
Signature


David Rothschild, Managing Director of the General Partner
------------------------------------------------------------------------------
Name/Title




                                                 Page 6 of 6 Pages